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                                          Filed Pursuant to Rule 424(b)(3) & (c)
                                                      Registration No. 333-76195

Prospectus Supplement No. 2
to prospectus dated December 23, 1999


                     Tweeter Home Entertainment Group, Inc.

                                4,000,000 Shares

                                  Common Stock

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        This prospectus supplement amends and supplements Tweeter Home
Entertainment Group, Inc.'s prospectus dated December 23, 1999, as supplemented on October 16, 2000. That prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may offer and issue our common stock in one or more offerings, from time to time, so long as the aggregate number of shares of common stock issued does not exceed 4,000,000. As of the date of this supplement, we have issued 382,323 shares of common stock from our shelf registration statement.

     We have prepared this prospectus supplement to provide information concerning recent acquisitions that we made using shares of our common stock issued pursuant to our shelf registration statement. This supplement will be delivered to you with the December 23, 1999 prospectus and the October 16, 2000 supplement attached.

AN INVESTMENT IN THE COMMON STOCK OF TWEETER INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ATTACHED PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 10, 2001

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1.   VIDEO SCENE, INC. ACQUISITION

        On May 1, 2001, Tweeter completed the acquisition of Video Scene, Inc. dba Big Screen City. Video Scene has four stores in the greater San Diego area, and reported annual retail revenue of approximately $16 million. This transaction was accounted for as a purchase. Tweeter paid $4.0 million in cash and issued 50,973 shares of its common stock for the acquisition. The allocation of the purchase price and acquisition costs resulted in goodwill of approximately $5,000,000, which is being amortized over twenty years using the straight-line method.

2.   SMK MARKETING, INC. ACQUISITION

        On June 1, 2001, Tweeter completed the acquisition of SMK Marketing, Inc. dba Audio Video Systems. SMK Marketing has three stores in the greater Charlotte, North Carolina area, and reported annual retail revenue of approximately $15 million. This transaction was accounted for as a purchase. Tweeter paid $3.75 million in cash and issued 40,717 shares of its common stock for the acquisition. The allocation of the purchase price and acquisition costs resulted in goodwill of approximately $5,000,000, which is being amortized over twenty years using the straight-line method.


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